As filed with the Securities and Exchange Commission on August 11, 2008

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST FINANCIAL NORTHWEST, INC.
(Exact name of registrant as specified in its charter)

Washington	26-0610707
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington	98057
(Address of principal executive offices)	(Zip code)

First Financial Northwest, Inc. 2008 Equity Incentive Plan
(Full title of the plan)

Victor Karpiak Chairman of the Board, President and Chief Executive Officer First Financial Northwest, Inc. 201 Wells Avenue South Renton, Washington 98057 (425) 255-4400	John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of Alarge accelerated filer,@ Aaccelerated filer@ and Asmaller reporting company@ in Rule 12b-2 of the Exchange Act.

Large accelerated filer	9	Accelerated filer	9

Non-accelerated filer	:	Smaller reporting company	9

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	3,199,392(1)	$9.75(2)	$31,194,072	$1,226
(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First Financial Northwest, Inc. 2008 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.
(2)	Estimated in accordance with Rule 457(h), calculated on the basis of $9.75 per share, the average of the high and low share prices of First Financial Northwest, Inc. common stock on the Nasdaq Global Select Market on August 8, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I of Form S-8 will be sent or given to participants in the First Financial Northwest, Inc. 2008 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the ACommission@) under the Securities Act of 1933.  This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

I-2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The following documents previously or concurrently filed by First Financial Northwest, Inc. (the ARegistrant@) with the Commission are hereby incorporated by reference in this Registration Statement:

(a)           the Registrant=s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33652) filed pursuant to the Securities Exchange Act of 1934;

(b)           all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)           the description of the Registrant=s common stock, par value $.01 per share, set forth in the Registrant=s Registration Statement on Form 8-A, registering the Registrant=s common stock, pursuant to Section 12(b) of the Securities Exchange Act of 1934, filed as of August 8, 2007 and all amendments thereto or reports filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement to be a part hereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.    Description of Securities

Not Applicable

Item 5.    Interests of Named Experts and Counsel

Not Applicable

Item 6.    Indemnification of Directors and Officers

Article XIII of the Registrant=s Articles of Incorporation provides that, to the fullest extent permitted by the Washington Business Corporation Act (AWBCA@), a director of the Registrant will not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director for acts or omissions that involve: (i) intentional misconduct by the director; (ii) a knowing violation of law by the director; (iii) conduct violating Section 23B.08.310 of the WBCA; or (iv) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.  Article XIV of the Registrant=s Articles of Incorporation further provides that the Registrant shall indemnify and advance expenses to its directors, officers and agents to the fullest extent provided by the WBCA.

The WBCA provides for indemnification of directors, officers, employees and agents in certain circumstances.  WBCA Section 23B.08.510 provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if  (a) the director acted in good faith, (b) the director reasonably believed that the director=s conduct was in the best interests of the corporation, or in certain instances, at least not opposed to its best interests and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director=s conduct was unlawful.  However, a corporation may not indemnify a director under this section (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.  WBCA Section 23B.08.520 provides that unless limited by the articles of incorporation, a corporation must indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.  WBCA Section 23B.08.540 provides a mechanism for court-ordered indemnification.

WBCA Section 23B.08.570 provides that unless a corporation=s articles of incorporation provide otherwise, (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under WBCA Section 23B.08.520, and is entitled to apply for court-ordered indemnification under WBCA Section 23B.08.540, (2) the corporation may indemnify and advance expenses under WBCA Section 23B.08.510 through 23B.08.560 to an officer, employe or agent of the corporation who is not a director to the same extent as to a director and (3) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.  WBCA Section 23B.08.580 provides that a corporation may purchase insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against liability asserted against or incurred by the individual in that capacity, whether or not the corporation would have power to indemnify the individual against the same liability under WBCA Section 23B.08.510 or 23B.08.520.

Item 7.     Exemption From Registration Claimed

Not Applicable

Item 8.     Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Bylaws of the Registrant(1)

4.3	Form of Certificate of Common Stock of the Registrant(1)

5	Opinion of Breyer & Associates PC

23.1	Consent of KPMG, LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)

99	First Financial Northwest, Inc. 2008 Equity Incentive Plan(2)
________________
(1)	Incorporated by reference to the Registrant=s Registration Statement on Form S-1filed with the Commission on June 6, 2007.
(2)	Incorporated by reference to the Registrant=s Definitive Annual Meeting Proxy Statement, filed with the Commission on April 15, 2008.

Item 9.    Undertakings

(a)           The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant=s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan=s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Renton, State of Washington, on August 11, 2008.

FIRST FINANCIAL NORTHWEST, INC.

By:	/s/Victor Karpiak
Victor Karpiak
Chairman, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Victor Karpiak his true and lawful attorney, with full power to sign for such person and in such person=s name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person=s signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date

/s/Victor Karpiak Victor Karpiak	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 11, 2008

/s/Kari Stenslie Kari Stenslie	Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2008

/s/Harry A. Blencoe Harry A. Blencoe	Director	August 11 2008

/s/Joann E. Lee Joann E. Lee	Director	August 11 2008

/s/Gary F. Kohlwes Gary F. Kohlwes	Director	August 11, 2008

/s/Robert L. Anderson Robert L. Anderson	Director	August 11 2008

/s/Gerald Edlund Gerald Edlund	Director	August 11 2008

/s/Robert W. McLendon Robert W. McLendon	Director	August 11 2008

/s/Gary F. Faull Gary F. Faull	Director	August 11, 2008

FIRST FINANCIAL NORTHWEST, INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

23.1	Consent of KPMG, LLP

Exhibit 5

Opinion of Breyer & Associates PC

[Letterhead of Breyer & Associates PC]

August 11, 2008

Board of Directors
First Financial Northwest, Inc.
201 Wells Avenue South
Renton, Washington 98057

Ladies and Gentlemen:

We have acted as special counsel to First Financial Northwest, Inc., a Washington corporation (the ACorporation@), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (ARegistration Statement@) under the Securities Act of 1933, as amended, relating to shares of common stock, par value $.01 per share (the ACommon Stock@) of the Corporation which may be issued pursuant to the terms of the terms of the First Financial Northwest, Inc. 2008 Equity Incentive Plan (the APlan@), as well as Common Stock which may be issued pursuant to the grant or exercise of stock options (AOptions@) or stock appreciation rights (ARights@) under the Plan, all as more fully described in the Registration Statement.  The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the number of issued and outstanding shares of Common Stock.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Corporation, the Plan, a specimen stock certificate evidencing the Common Stock and such other documents and records as we have deemed necessary for purposes of this opinion.  We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Corporation and such other instruments, certificates and representations of public officials, officers and representatives of the Corporation as we have deemed applicable or relevant as a basis for the opinions set forth below.  In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals.  Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for the purposes of this opinion.

For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to the Plan will continue to be validly authorized on the dates that any restrictions on the Common Stock lapse; (ii) the shares of Common Stock issuable pursuant to the exercise of Options or Rights will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of such Options or Rights, (iii) on the dates the Options or Rights are exercised, such Options or Rights will constitute valid, legal and binding obligations of the Corporation and will be enforceable as to the Corporation in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors= rights generally), (iv) no change occurs in applicable law or the pertinent facts, (v) the Options or Rights are exercised in accordance with the terms of the Plan and any separate agreement evidencing the grant of such Options or Rights pursuant to the Plan and the exercise price due therefor, if any, is paid in accordance with the terms thereof and (vi) the provisions of Ablue sky@ and other securities laws as may be applicable have been complied with to the extent required.

Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issued pursuant to the Plan, upon receipt by the Corporation of any consideration required thereby, as applicable, will be legally issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

/s/Breyer & Associates PC

BREYER & ASSOCIATES PC

Exhibit 23.1

Consent of KPMG, LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Financial Northwest, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of First Financial Northwest, Inc. of our report dated March 27, 2008, with respect to the consolidated balance sheets of First Financial Northwest, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders= equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Seattle, Washington
August 6, 2008